Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Lucid Diagnostics Inc. on Form S-8 of our report dated March 13, 2023, with respect to our audits of the consolidated financial statements of Lucid Diagnostics Inc. as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022, appearing in the Annual Report on Form 10-K of Lucid Diagnostics Inc. for the year ended December 31, 2022.

/s/ Marcum LLP

Marcum LLP

New York, NY

February 6, 2024